Exhibit 99.2

PROTEIN DESIGN LABS, INC.

CONFERENCE CALL SCRIPT

1Q 05 FINANCIAL RESULTS

May 2, 2005 - 4:30 PM EST

[Operator introduces Jim]

Jim Goff:

Good afternoon everyone, and thank you for joining us today.  With me are Mark McDade, Chief Executive Officer; Glen Sato, our Chief Financial Officer; and Dr. Steven Benner, our Chief Medical Officer.

During today’s call, we intend to provide an overview of recent clinical and corporate highlights, review PDL’s first quarter 2005 results, and update our forward-looking financial guidance for 2005, including effects from the acquisition of ESP Pharma and Retavase.

As we begin, let me remind you that the information we’ll cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those, express or implied, in the forward-looking statements.  Factors that may cause differences between current expectations and actual results are described in our filings with the Securities and Exchange Commission.

I’ll now turn the call over to Mark McDade, Chief Executive Officer.

Mark McDade:

Thank you, Jim.  And thanks to all of you for participating in today’s first quarter conference call.  I’ll begin with an overview of a transformational quarter for PDL, Glen will review the financials and forward-looking guidance, and Steve will finish with a clinical update of our now larger pipeline.

This past quarter for PDL has been unquestionably the single most dynamic since we were formed.  Importantly, on March 24, we announced that we had closed the acquisition of ESP Pharma, a privately-held, hospital-focused pharmaceutical company.  The closing of the ESP Pharma transaction — and the related acquisition of the marketed thrombolytic agent Retavase – have created a fully-integrated biopharmaceutical company with significant potential.  In recognition of such a fundamental shift, our Board has just approved the change of our name to PDL Biopharma, Inc.  We believe that “PDL Biopharma” retains the recognition many of you have for “PDL”, but drops the words “protein” and “design” in favor of adding “biopharma”, reflecting the biotech underpinnings that are firmly in place together with our recently-acquired business of selling novel pharmaceuticals in North America.  Consequently, we will ask shareholders to approve this new corporate identity at our June 8 annual meeting of stockholders, and hope to fully roll-out this name change by the end of the calendar year.  We don’t anticipate dropping our ticker, PDLI.  I’d also like to express my appreciation for our customers and others outside the company who provided input on the potential name change.

So PDL now has a portfolio of approved therapeutics including three actively marketed products – Cardene IV, Retavase and IV Busulfex — in addition to a 75-person sales force and sales management team, and marketing, medical affairs and sales infrastructure.  Because this transaction closed late in the quarter, our numbers include nominal sales for Cardene IV, IV Busulfex and the four off-patent branded products, and do not include Retavase sales due to the timing of the product transition to ESP Pharma.  As you have likely heard, our aim is to expand sales of each of the key marketed products by capitalizing on synergies, particularly between Cardene IV and Retavase in the acute cardiac care setting, by adding sales-based incentives and, in the longer term, by potentially expanding the label indications for selected products.

The marketed products, together with our rapidly growing royalty revenues and licensing fees, provide a diversified revenue stream and give us a solid financial base to significantly offset the cost of our clinical development and accelerate the path to positive cash flow, which we believe we will achieve starting in the second half of 2006.

Financially, first quarter revenues were the highest ever for PDL, largely due to a 51% increase in royalty revenue compared to the first quarter of 2004, and a 67% increase over royalty revenues in the fourth quarter of last year.  As important as this top-line growth, our non-GAAP net loss in the first quarter of 2005, excluding non-cash charges, would have been $2.7 million, or $0.03 per basic and diluted share, a figure at the lowest end of any analyst estimate.  Excluding non-cash charges, we held expenses relatively constant compared to the same quarter a year ago.  We also completed a placement of $250 million in senior convertible notes essential in financing our acquisitions of both ESP Pharma and Retavase.

In clinical development, the quarter was a busy one.  Like many of you, we were disappointed by the delay caused in our registration path for Nuvion, but we nevertheless feel that our meeting with the FDA on 21 March was extremely productive in helping to define a clear pivotal path forward.  And on the more positive front, we began a single-dose Phase I study using our new subcutaneous daclizumab, three of four planned M200 trials are currently enrolling patients with solid tumors, in April we announced positive Phase II results from ularitide, and our partner achieved Fast Track status for terlipressin, our licensed program in a Phase III orphan drug study.  Both of these latter programs were acquired as part of our ESP Pharma purchase.

So, we hope your excitement is growing in pace with ours, as we continue to focus on revenue growth, a positive cash flow and building an even deeper and more exciting biotech pipeline – all of which are reflected in our planned new company name – PDL BioPharma.

I’d now like to turn the call over to Glen Sato, our Chief Financial Officer, for a thorough discussion of our numbers for the quarter as well as updated guidance.

Glen Sato:

Thanks, Mark.

This first quarter of 2005 was very strong for PDL and one that we believe demonstrates our commitment to building the company, yet moving forward toward rapidly achieving sustainable positive cash flow from operations in the second half of 2006.  We reported a GAAP net loss of $83.9 million, or 0.87 per basic and diluted share for the first quarter of 2005.   But as Mark mentioned, excluding non-cash charges primarily associated with the ESP acquisition, our non-GAAP net loss for the first quarter would have been $2.7 million, or $0.03 per basic and diluted share.

Total operating revenues for the first quarter were $38.8 million, an increase of 40% over total revenues of $27.6 million for the same period in 2004.  This increase in was driven by 51% growth in our humanization-related royalties, which totaled $33.2 million in the first quarter of 2005, compared with royalty revenues of $22.0 million in the first quarter of 2004 and $19.9 million in the fourth quarter of 2004.  We did record a modest amount of royalties attributable to Tysabri in this first quarter, which, as you know, was taken off of the market in late February.

Although nominal due to our focus at the end of March on closing both the ESP and Retavase acquisitions on March 23, 2005, we recognized net product sales revenues for the final six days of the quarter of $0.9 million from sales of Cardene IV, IV Busulfex and four off-patent branded products acquired through ESP Pharma.  It is important to note that this was a transitional period of net product sales, and that Retavase is not included due to the timing of that product transition, which will result in a full quarter of net product sales for Retavase beginning in the second quarter.

Turning to the expense side, total GAAP costs and expenses reached $123.5 million in the first quarter compared to $41.1 million in the similar period of 2004.  This included non-cash charges consisting primarily of a $79.4 million acquired in-process research and development charge related to the ESP acquisition, as well as the amortization of intangible assets associated with the Eos Biotechnology and ESP Pharma acquisitions.  Also included are certain amortized costs related to the re-acquisition of rights to manufacture and market daclizumab, which we announced in 2003, and stock-based compensation charges.  Without these charges, costs and expenses on a non-GAAP basis would have been $42.3 million compared to $40.5 million in the first quarter of 2004.  Breaking it down by category when comparing our first quarter results with those of the comparable period in 2004, R&D expenses increased slightly and S,G&A expenses remained virtually unchanged.

As of March 31, 2005, PDL had cash, cash equivalents, marketable securities and restricted investments totaling approximately $183.7 million, compared with $397.1 million at December 31, 2004.  The March 31, 2005 balances reflected approximately $435 million in expenditures in the first quarter of 2005 related to the ESP Pharma and

Retavase acquisitions, repayment of outstanding indebtedness of ESP Pharma of approximately $14 million, and planned capital expenditures of approximately $16.0 million in the quarter, which included approximately $8.0 million related to planned ongoing construction and validation of PDL’s manufacturing plant at Brooklyn Park, Minnesota.  In addition, our cash position for the quarter included net proceeds of approximately $242 million from our February 2005 placement of convertible senior notes.

Looking forward, following our initial efforts at integration of ESP Pharma, we have made some revisions to the guidance given on our March 14 year-end call, primarily lowering our overall expected expenses.

Specifically for GAAP reporting, we eliminated $10 to $15 million in estimated stock compensation expenses as a result of recent changes in the U.S. SEC position on the timing of mandatory stock option expense reporting, which we now do not plan to adopt until January 1, 2006.  We are adjusting the estimated acquired in-process research and development expenses related to the purchases of ESP Pharma and Retavase, which we have decreased to $79.4 million.  And, we have adjusted the amortization of intangibles related to the acquisitions of Eos, ESP Pharma, Retavase and to our February 2005 convertible notes offering to $39 million from approximately $31 million.  These are non-cash expenses and our 2005 projected non-GAAP results do not include these items reported under GAAP.

Our updated non-GAAP guidance is as follows.  Total revenue estimates for 2005 are consistent with our prior guidance of approximately $250 to $260 million, as are royalty revenues of $112 to $115 million.  This assumes no further royalties in 2005 on sales of Tysabri antibody product from Biogen Idec and Elan, which is licensed under PDL’s humanization patents but was withdrawn from the market on February 28, 2005, and does not include any change to royalties based on recently announced positive results for Genentech’s Herceptin or Avastin antibody products.  We have increased our license and other revenue to approximately 30 million from the $20 to $25 million estimate we previously provided.   Total royalty and sales revenues are still expected to grow at 25% per year for 2006 through 2008.

We continue to expect combined product revenues for Cardene IV, Retavase and IV Busulfex to total approximately $93 to $95 million for the approximately nine-month period of sales following the close of the acquisition of ESP Pharma.  For these same products, we currently anticipate product operating, or gross margins of at least 80% over the 2005 through 2008 period.  We are reducing our estimates for net product sales from off-patent products from $25 million to a range of $16 to $20 million, but as you will note from my previous comment, we believe these will be offset by higher licensing and other revenue, so total operating revenue for the year remains within the same overall guidance.

On a non-GAAP basis, based on both timing of expenses related to clinical studies and new efficiencies anticipated during 2005, we are guiding slightly lower for R&D expenses to between $181 and $183 million, and slightly higher for G&A to $33 to $36 million, with this increase largely due to post-acquisition increased headcount as well as product liability insurance and other expenses associated with the marketing of pharmaceutical products. We maintain our guidance for expected spending of approximately $100 million to advance our clinical development programs for Nuvion, daclizumab and M200, and sales and marketing expenses in the range of $42 to $44 million resulting primarily from the ESP Pharma and Retavase acquisitions.  The revised R&D expenses do include an expenditure for our ularitide program for acute decompensated heart failure.

In addition, we continue to expect interest income of approximately $7 million and interest expense of approximately $8 million.

Overall, for the full year 2005 we anticipate a GAAP net loss in the range of approximately $1.30 to $1.37 per basic and diluted share, and a non-GAAP net loss in the range of approximately 17 to 25 cents per basic and diluted share.  We currently estimate the weighted average number of shares outstanding for the year at approximately 103.9 million.

As a result of the re-evaluation of our cash position, we now estimate that our year-end cash balances will exceed approximately $180 million, a change from the prior estimate of $200 million. This estimate takes into account anticipated capital expenditures of $38 to $42 million, approximately half of which represents final validation and completion of our new Brooklyn Park, Minnesota manufacturing facility; cash payments during 2005 of $325 million and $110 million for the acquisitions of ESP Pharma and Retavase, respectively; the receipt of approximately $242 million from the February 2005 sale of convertible notes, net of fees and expenses; and the repayment of approximately $14 million in ESP-related debt.

As PDL quickly evolves toward fully-integrated status with significantly higher operating revenues and expenses, consistent with our earlier guidance, we continue to expect to achieve positive cash flow from operations on a quarterly basis beginning in the second half of 2006.   Consequently, you should join me in feeling very confident in the financial health of this rapidly growing enterprise.

At this time, I would like to turn the call over to Steve Benner, our Chief Medical Officer, for a discussion of recent clinical and regulatory developments, future milestones and upcoming data presentations.

Dr. Steven Benner:

Thank you Glen.

Our team has never been more excited about the depth and progress of our clinical pipeline.  Let’s talk about why that’s the case as we focus on the development of novel therapies that we expect will someday be aimed at hospital-based audiences in the US and elsewhere.

Beginning with Nuvion, our highest clinical priority, on March 22, PDL reported that it had discussed with the FDA, the future development pathway for Nuvion for the treatment of intravenous steroid-refractory ulcerative colitis.   We had a productive and informative meeting from which we are developing a clear pathway for future development leading to what we hope will be the first ever BLA filing for PDL.

We now expect to conduct two pivotal clinical trials and a retreatment study of Nuvion in the setting of intravenous steroid-refractory ulcerative colitis.  The first pivotal study will be a Phase II / III clinical trial and is expected to begin this year, along with the retreatment study.  Assuming certain protocol-defined criteria are met at the time of the interim analysis, the second pivotal trial would be initiated.  The proposed protocols are expected to be reviewed in detail by the FDA.  We are currently planning to provide a further development update and set of timelines by the end of May 2005.

Dr. Stephan Targan of the Cedars-Sinai Division of Gastroenterology and Professor at the UCLA School of Medicine, will present additional data from an ongoing Phase I / II study of Nuvion in steroid-refractory ulcerative colitis in an oral presentation on May 17 beginning at 11:30 a.m. at the Digestive Disease Week meeting to be held in Chicago.  Dr. Targan will discuss results from the four dose cohorts evaluated in the Phase I component of the study, which were 5, 7.5, 10 and 12.5 micrograms per kilogram, and will also plan on addressing available results from the retreatment of certain patients with Nuvion in accordance with the study protocol.

Moving on to daclizumab, last quarter as anticipated, we initiated a single-dose Phase I study of PDL-manufactured daclizumab administered subcutaneously in healthy volunteers.  We expect to follow this trial with a multiple-dose study in healthy volunteers, which is currently slated to begin this summer.  A Phase II dose range-finding study of subcutaneously administered, PDL-manufactured daclizumab in asthma patients remains on schedule to begin in the first quarter of 2006.  In addition, we continue to evaluate the opportunity to develop daclizumab further in the setting of solid organ transplantation.

In MS, although we did not treat the first patient as hoped in the first quarter, our 270-patient, three-arm Phase II study is open and scheduled to enroll patients in this second quarter.  In this study, patients with active relapsing forms of MS will receive subcutaneous daclizumab at 2 mg/kg every two weeks or 1 mg/kg every four weeks, or placebo, for a total of six months in addition to their current beta-interferon treatment.  We are simultaneously active in partnering discussions related to our stated corporate objective of establishing an MS collaboration by the end of this current quarter.

For ularitide, a compound developed by CardioPep Pharma GmbH to treat decompensated congestive heart failure, or DHF, we reported positive Phase II clinical results on April 18.  The SIRIUS II trial was a randomized, double-blind, placebo-controlled clinical trial conducted by CardioPep at 19 centers in Europe.  Primary endpoints in the study were change of pulmonary capillary wedge pressure, or PCWP, and change in dyspnea (shortness of breath) score, both at six hours.  A total of 221 patients were randomized equally to receive ularitide 7.5, 15, or 30 ng/kg/min given intravenously as a 24-hour infusion, or placebo.  In the assessment of the primary endpoints, ularitide significantly reduced PCWP (p<0.05) and improved dyspnea score

(p<0.05) in all three dose groups compared to placebo.  The main adverse events through day three were dose-dependent decreases in blood pressure compared to placebo.  Serum creatinine levels were unchanged during and after ularitide treatment when compared to placebo.  The incidence of serious adverse events was similar for all three treatment groups and the placebo group.

DHF is a serious medical condition in which the heart is unable to maintain adequate circulation of blood in the tissues of the body or to pump out the venous blood returned to it by the venous circulation. In the United States alone, there are approximately one million hospitalizations per year for decompensated congestive heart failure.

Through the ESP Pharma acquisition, PDL acquired exclusive rights to conduct all subsequent development and exclusive marketing rights for ularitide for all indications in the United States, Canada, the European Union and Switzerland.  To date, the clinical development of ularitide has taken place in Europe.  We expect to file a U.S. Investigational New Drug, or IND, application this year, to allow clinical trials in both the United States and EU.  We intend to give a further development update on ularitide at our R&D Update in the fall of this year, and we have submitted an abstract summarizing these data for possible presentation at the Scientific Meeting of the Heart Failure Society of America to be held September 18-21 at Boca Raton, Florida.  We may additionally submit an abstract to the European Society of Cardiology Congress to be held in Stockholm, Sweden, September 3-7.

In cancer, we are conducting pilot Phase II clinical trials using M200 as an anti-angiogenic therapy for the treatment of solid tumors.  Three trials are enrolling up to 40 patients per trial, and will further assess the tolerability of prolonged administration of M200 and look for evidence of clinical activity.  An additional pilot Phase II study is expected to open in the second quarter of 2005.  Data from at least two of the initial Phase II studies is expected to be available for presentation during the ASCO meeting in June 2006.

In addition, PDL plans to conduct a pilot Phase II trial of M200 administered intravenously in patients with age-related macular degeneration (AMD), which is expected to begin during the second half of 2005.

Finally, together with privately-held Orphan Therapeutics, we recently reported that the FDA had granted Fast Track status to the development of terlipressin for the treatment of patients with type 1 hepatorenal syndrome (HRS). HRS is the development of a functional renal failure in patients with end-stage liver disease in the absence of any other cause of renal pathology.   Type 1 HRS is characterized by rapid deterioration of renal function, with a median survival time of less than two weeks, unless liver transplantation is performed.  The current treatment of choice in the US is liver transplantation, if the patient is suitable for transplantation and survives until a transplant is available.

Designation as a Fast Track product indicates that the FDA will facilitate the development and expedite the review of a new drug that is intended to treat a serious or life-threatening condition and that demonstrates the potential to address an unmet medical need.  However, fast track designation does not mean that the FDA will expedite approval of the product nor does it increase the likelihood of approval of the product.

Through the acquisition of ESP Pharma, we acquired exclusive marketing, sales and distribution rights for terlipressin in the United States and Canada.  Orphan Therapeutics holds the U.S. IND for terlipressin and is conducting a Phase III clinical trial in the United States and Europe for type 1 HRS.  Orphan Therapeutics has obtained Orphan Drug Status for this program.

As you can see, it’s been a very busy but exciting quarter on all fronts for PDL.

At this time, I’d like to turn the call back over to Jim Goff.

Jim Goff:

Thank you, Steve.  That concludes our prepared presentations.   Operator, please begin the Q and A.

Before we close I will note our schedule of upcoming presentations.  Glen Sato will be presenting tomorrow, May 3 at the Deutsche Bank Conference in Baltimore; Dr. Targan will be presenting data at DDW in Chicago on May 17 at 11:30 a.m.; Glen Sato will present at the Needham & Company conference on May 25 in New York and at the Pacific Growth Equities Life Sciences Growth Conference in San Francisco on June 6.  Mark McDade will present at the Goldman Sachs conference in Laguna Niguel on June 14.  In closing, a reminder that our annual shareholder meeting will be held June 8 in New York.  We look forward to seeing many of you at these important events.

Thank you, and good afternoon.

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